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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           AMENDMENT NO. ____________*


                                 Garden.com Inc.
                  ---------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         -------------------------------
                         (Title of Class of Securities)

                                    365199108
                               ------------------
                                 (CUSIP Number)

                                 APRIL 17, 2000
               --------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO: 365199108
--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          BT&T Focus 4 Fund Public Limited Company
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)       [X]
                                                               (B)       [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Ireland

------------------- ------ -----------------------------------------------------
                    5.     SOLE VOTING POWER

                           NONE
NUMBER OF           ------ -----------------------------------------------------
SHARES              6.     SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   1,347,000
EACH                ------ -----------------------------------------------------
REPORTING           7.     SOLE DISPOSITIVE POWER
PERSON
WITH                       NONE
                    ------ -----------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           1,347,000
------------------- ------ -----------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,347,000
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                       [ ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.65%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IV
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO: 365199108
--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).
          BT&T Telekommunikations Und Technologie AG
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (A)       [X]
                                                               (B)       [ ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Switzerland

------------------- ------ -----------------------------------------------------
                    5.     SOLE VOTING POWER

                           NONE
NUMBER OF           ------ -----------------------------------------------------
SHARES              6.     SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   1,347,000
EACH                ------ -----------------------------------------------------
REPORTING           7.     SOLE DISPOSITIVE POWER
PERSON
WITH                       NONE
                    ------ -----------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER

                           1,347,000
------------------- ------ -----------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,347,000
--------- ----------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                       [ ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.65%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IV
--------- ----------------------------------------------------------------------

ITEM 1
     (a)  NAME OF ISSUER:

        Garden.com Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        3301 Steck Avenue, Austin, TX 78757, United States


ITEM 2

     (a)  NAME OF PERSON FILING:

        BT&T Focus 4 Fund Public Limited Company and BT&T Telekommunikations Und Technologie AG

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        The principal address of BT&T Focus 4 Fund Public Limited Company is Grand Canal House, 1 Upper Grand Canal Street, Dublin 4, Ireland. The principal address of BT&T Telekommunikations Und Technologie AG is Roetelistrasse, Bufour Park 16, St. Gallen, Switzerland 9000


     (c)  CITIZENSHIP:

        BT&T Focus 4 Fund Public Limited Company is incorporated in Ireland. BT&T Telekommunikations Und Technologie AG is incorporated in Switzerland.

     (d)  TITLE OF CLASS OF SECURITIES

        Common

     (e)  CUSIP NUMBER:

        365199108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Act (U.S.C. 78o).
(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(I)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Section 240.13d-l(b)(l)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940(15 U.S.C. 80a-3);
(j) [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J).

        Not applicable

ITEM 4. OWNERSHIP.

     (a) Amount beneficially owned: 1,347,000

     (b) Percent of class:   7.65%

     (c) Number of shares as to which such person has:



        (i)   Sole power to vote or to direct the vote:

        (ii)  Shared power to vote or to direct the vote:              1,347,000

        (iii) Sole power to dispose or to direct the disposition of:

        (iv)  Shared power to dispose or to direct the disposition of: 1,347,000


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable


ITEM 10. CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    July 31, 2000
                                    --------------------------------------------

                                    BT&T Focus 4 Fund Public Limited Company



                                    By: /s/ Walter Meier
                                       -----------------------------------------
                                        Dr. Walter Meier
                                        Member of the Board





                                    July 31, 2000
                                    --------------------------------------------

                                    BT&T Focus 4 Fund Public Limited Company



                                    By: /s/ Marcel Schindler
                                       -----------------------------------------
                                        Marcel Schindler
                                        Chief Financial Officer

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    July 31, 2000
                                    --------------------------------------------

                                    BT&T Telekommunikations Und Technologie AG


                                    By: /s/ Walter Meier
                                       -----------------------------------------
                                        Dr. Walter Meier
                                        Member of the Board





                                    July 31, 2000
                                    --------------------------------------------

                                    BT&T Telekommunikations Und Technologie AG



                                    By: /s/ Marcel Schindler
                                       -----------------------------------------
                                        Marcel Schindler
                                        Chief Financial Officer

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a statement on Schedule 13G (including all amendments thereto) (the "Statement") with respect to common stock of Garden.com, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such Statement. In evidence whereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 31st day of July, 2000.


                                    BT&T Focus 4 Fund Public Limited Company



                                    By: /s/ Walter Meier
                                       -----------------------------------------
                                        Dr. Walter Meier
                                        Member of the Board


                                    BT&T Focus 4 Fund Public Limited Company



                                    By: /s/ Marcel Schindler
                                       -----------------------------------------
                                        Marcel Schindler
                                        Chief Financial Officer





                                    BT&T Telekommunikations Und Technologie AG


                                    By: /s/ Walter Meier
                                       -----------------------------------------
                                        Dr. Walter Meier
                                        Member of the Board


                                    BT&T Telekommunikations Und Technologie AG



                                    By: /s/ Marcel Schindler
                                       -----------------------------------------
                                        Marcel Schindler
                                        Chief Financial Officer









8